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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K



                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): FEBRUARY 18, 2003



                          NEWFIELD EXPLORATION COMPANY
             (Exact Name of Registrant as Specified in Its Charter)


          DELAWARE                     1-12534                  72-1133047
(State or Other Jurisdiction   (Commission File Number)      (I.R.S. Employer
    of Incorporation)                                       Identification No.)



                    363 N. SAM HOUSTON PARKWAY E., SUITE 2020
                              HOUSTON, TEXAS 77060
                    (Address of Principal Executive Offices)



                                 (281) 847-6000
              (Registrant's Telephone Number, Including Area Code)




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ITEM 9.  REGULATION FD DISCLOSURE

         On February 18, 2003, Newfield Exploration Company announced that it had hedged additional production. Set forth below is a portion of the press release.


         HOUSTON - (FEBRUARY 18, 2003) -- NEWFIELD EXPLORATION COMPANY (NYSE:NFX) today announced that it had hedged an additional 35 million MMBtus (approximately 34 Bcf) of its expected gas production for the period April 1 through October 31, 2003 at a floor price of $4.87 per MMBtu. On an energy equivalent basis, this represents a price of approximately $5.11 per Mcf. The cost to Newfield of these hedging transactions was about $0.25 per MMBtu.

         "We have consistently used hedging to reduce volatility, ensure that we will have adequate cash flow to implement our drilling programs and manage price risks and rates of return on some of our acquisitions," said David A. Trice, President and CEO. "The chance to lock in a $5 per Mcf floor price and retain all the potential upside in gas prices made this too compelling to pass on. We estimate that our cash flow will far exceed our 2003 capital budget of $450 million, providing us with the flexibility to fund acquisitions, pay down debt or repurchase shares. At this time, we are not planning to hedge any additional production for the winter of 2003-04."

FORWARD-LOOKING INFORMATION
         Certain of the statements set forth in this release regarding anticipated 2003 cash flow and capital spending and uses of future cash flow are forward looking and based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services and the availability of capital resources, labor conditions and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2001. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

                                  NEWFIELD EXPLORATION COMPANY



Date:  February 19, 2003          By:/s/ TERRY W. RATHERT
                                     ------------------------------------------
                                     Terry W. Rathert
                                     Vice President and Chief Financial Officer
                                     (Authorized Officer and Principal
                                     Financial Officer)